EXHIBIT 10.7

June 22, 2009

Mr. Dixon Doll, Jr.

Dear Dixon:

Violin Memory, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Operating Officer and you will report to the Company’s CEO. The Company’s Sales, Business development and Support Organization will report to the COO- This is a full-time position beginning on July 6, 2009. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Outside Activities. While you render services to the Company, you agree that you will not engage in any employment, consulting or other business activity in fee memory or storage technology industry without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

3. Base Salary. The Company will pay you a starting salary at the rate of $240,000 per year, which will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Your salary will accrue beginning on your first day of employment and you will receive regular salary payments according to the Company’s standard payroll practices. During your employment period, your annual base salary shall be reviewed at least annually by the Board of Directors and may be adjusted by the Board, which shall take into account, among other matters, your performance and the financial performance of the Company.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits offered to other full-time employees. In addition, you will be entitled to the greater of twenty (20) paid vacation days or the number of days as set forth in the Company’s vacation policy, as in effect from time to time. The company presently has a benefits plan administered under contract by TriNet, which enables employees to select which of a broad array of benefits best suit their needs, The Company presently provides either a ($700/month) contribution for benefits elected by employees, or a ($200/month) supplemental benefits waiver should employees prefer to employ health insurance and other benefits from outside the Company. This covers the majority of premium charges for each full-time employee, leaving co-payments and premiums relating to the extension of coverage for family members to the responsibility of the employee. The Company also has a 401(k) savings plan managed by Fidelity Investments. In the case of all benefit plans, the Company reserves the right to amend or terminate the plans at any time.

5. Stock Grant. Upon your acceptance of this offer and within 30 days after your start date, the Company’s Board of Directors will grant you 1,200,000 (One Million Two Hundred Thousand) shares of the Company’s common stock (hereby referred to as the Stock) at a price per share equal to the fair market value per share on the date the Stock is granted. The Stock will be subject to the terms and conditions of the Company’s stock plan and will be subject to repurchase by the Company, such repurchase right to lapse with respect to 1/36th of the Stock in equal monthly installments over your first 36 months of employment. You will be entitled to acceleration of the lapse in right to repurchase (i)

in the event of a Change in Control with respect to 33% of the Stock, as set forth in the Stock Purchase Agreement and (ii) in the event of a termination as set forth herein. The stock purchase will be evidenced by the Stock Purchase Agreement in the form attached to this letter as Exhibit A (the “Stock Purchase Agreement”).

6. Variable Compensation. Subject to Board approval, your target variable compensation shall be $110,000 per annum (to be pro rated for any partial year of employment). The bonus criteria shall be reviewed and approved at the end of each quarter and paid within 30 days at the end of each calendar year. You and the Board will meet at the beginning of each calendar year to set milestones and objectives and the annual bonus target for that calendar year. The determinations of the Board with respect to your bonus will be final and binding.

7. Proprietary Information and Inventions Agreement. You will be required to sign the Company’s standard Proprietary Information and Inventions Agreement.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and another executive officer of the Company, as approved by the Company’s Board of Directors.

9. Severance.

(a) If your employment is terminated by the Company without Cause or if you resign for Good Reason and a Separation occurs, you will receive, less applicable tax withholdings: (A) if such termination occurs subsequent the closing of the Series B Financing, (i) twelve (12) months of salary continuation payments in accordance with the Company’s standard payroll procedures at your base salary as then in effect, to commence within 30 days after the Release Deadline (as defined below) and upon commencement, to be retroactive to the date of your Separation and (ii) a pro-rata portion of your target annual bonus for the year in which your employment is terminated (pro-rated for the number of days you are employed during the annual bonus period in which your employment is terminated), payable in lump sum within 10 days following your date of termination and (B) if such termination occurs at any time after the commencement of your employment with the Company, (i) accelerated vesting equal to 50% of any outstanding option awards, restricted stock awards and equity awards and (ii) reimbursement for premiums paid for continued health benefits for you and your covered dependents under the Company’s health plans for twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)). Notwithstanding the foregoing, the Company shall not be required to make salary continuation payments to you under this paragraph after the date on which you commence work for a company whose primary business is (or your primary responsibilities to will involve) solid state storage solutions.

(b) If your employment is terminated by the Company without Cause or if you resign for Good Reason and a Separation occur, and such termination occurs in connection with, immediately prior to, or within twelve (12) months following a Change in Control, then you will receive, less applicable tax withholdings; (i) twelve (12) months of your base salary as then in effect, payable in lump within 5 days following your date of termination; (ii) a lump sum payment equal to 100% of your target annual bonus for the year in which your employment is terminated, payable within 5 days of your termination date; (iii) accelerated vesting on one hundred percent (100%) of the shares subject to any outstanding option awards, restricted stock awards and equity awards; and (iv) reimbursement for premiums paid for continued health benefits for you and your covered dependents under the Company’s health plans for twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under COBRA), Any benefit paid under this clause (b) shall be in lieu of, and not in addition to, the benefit contemplated in clause (a) above.

(c) You shall not be entitled to any payments under this Section 9 unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed the Company’s standard form of general mutual release of all claims that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation,

(d) Definitions. As used in this Agreement or in the Stock Option Agreement, the following terms have the following definitions:

(1) “Cause” shall mean:

(i)	The willful failure by you to perform your lawful duties as provided in this Agreement, provided such willful failure remains uncured for a period of 30 days alter written notice describing same is given to you;

(ii)	The conviction of any felony involving moral turpitude: or

(iii)	Any commission of fraud or embezzlement involving the Company.

(2) “Good Reason” shall mean the occurrence of one or more of the following conditions, without your consent and without remedy by the Company as described below;

(i)	a material reduction in your compensation, including but not limited to your level of base salary and annual bonus opportunity other than reductions approved by the Board that are applicable to all senior executives of the Company;

(ii)	a material reduction of your authority, duties, title, or responsibilities or a material change in your reporting structure;

(iii)	a material change in the geographic location at which you must perform services for the Company resulting in such location being in excess of fifty (50) miles from your residence of 433 Clark Drive, San Mateo CA;

(iv)	any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement;

(v)	the failure of any successor-in-interest to assume all of the material obligations of the Company under this agreement; or

(vi)	a reduction in the kind or level of your benefits to which you were entitled immediately prior to such reduction, other than reductions approved by the Board that are applicable to all senior executives of the Company.

In addition, prior to any such voluntary resignation, you must provide notice to the Company of the existence of the one or more of the above Good Reason conditions within sixty (60) days of its occurrence of such condition and the Company must be provided at least Unity (30) days to remedy the condition, and you terminate employment within six (6) months from the date of occurrence of such condition or conditions.

(3) “Change in Control” For all purposes of this Agreement, a “Change in Control” shall have the meaning ascribed to such term in the Stock Purchase Agreement; provided that a transaction will only be considered a Change in Control for purposes of Section 9(b) if the transaction constitutes a change in ownership or effective control of the Company within the meaning of Code Section 409A and applicable Treasury Regulations.

(4) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(5) “Series B Financing” means the closing by the Company, in one or more transactions consummated subsequent to June 29, 2009, of an aggregate of at least $6,000,000 in equity and/or debt financing.

10. Section 409A. For the purposes of Section 409A of the Code, each salary continuation payment under Section 9(a) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any salary continuation payments to be made tinder Section 9, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation, with installments that would have been paid during the first six months after your Separation to paid in a lump sum when the salary continuation payments commence and (ii) any lump sum severance payments to be made under Section 9, to the extent that they are subject to Section 409A of the Code, will be made as of the seventh month after your Separation.

11. No Duty to Mitigate. Except as expressly provided herein, you are under no contractual or legal obligation to mitigate your damages in order to receive the severance benefits provided hereunder.

12. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. An express written waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

13. Governing Law. This agreement shall be governed by the laws of the State of California.

14. Indemnification. The Company will indemnify you to the maximum extent permitted under the Company’s charter, by-laws and applicable law for matters arising in course and scope of your employment hereunder, and you will be covered under any Company’s policy of commercial general liability and directors and officers liability insurance during your employment and after termination of employment to the same extent as members of the Board.

15. Attorney’s Fees. Company shall reimburse you for attorneys’ fees you incur for the review, preparation, analysis and negotiation of your employment documents in connection with (a) your commencement of employment, and (b) upon a termination of employment for which Section 9 would be applicable; such reimbursement not to exceed an aggregate of $6,000 for (a) and (b).

16. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

17. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

18. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both patties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court, The arbitration will be conducted in accordance with the Judicial Arbitration & Mediation Services (“JAMS”); provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara. California.

The Company will pay the costs of arbitration. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

*    *    *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me.

Very truly yours, VIOLIN MEMORY, INC.

By:	/s/ Mark Rosenblatt
Name:	Mark Rosenblatt
Title:	Executive Chairman

I have read and accept this employment offer:

/s/ Dixon Doll Jr.
Signature of Dixon Doll Jr.

Dated: July 6, 2009

Exhibit A

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of July 16, 2009, by Violin Memory, Inc., a Delaware corporation (the “Company”), and Dixon Doll, Jr. (the “Purchaser”).

SECTION 1. ACQUISITION OF SHARES.

(a) Sale and Purchase. On the terms and conditions set forth in this Agreement, the Company agrees to sell to the Purchaser, and Purchaser agrees to purchase, 1,200,000 Shares. The sale and purchase shall occur at the offices of the Company on the date set forth above or at such other place and time as the parties may agree. The Purchased Shares are sold pursuant to the Violin Memory, Inc. 2005 Stock Plan, as amended, and are subject to the terms thereof.

(b) Consideration. The Purchaser agrees to pay $1,200.00 or $0.001 per Purchased Share. The Purchase Price is agreed to be at least 100% of the Fair Market Value of the Purchased Shares. Payment shall be made on the purchase date in cash or cash equivalents.

(c) Defined Terms. Capitalized terms not defined above are defined in Section 12 of this Agreement.

SECTION 2. RIGHT OF REPURCHASE.

(a) Scope of Repurchase Right. Until they vest in accordance with Subsection (b) below, the Purchased Shares shall be Restricted Shares and shall be subject to the Company’s Right of Repurchase. The Company, however, may decline to exercise its Right of Repurchase or may exercise its Right of Repurchase only with respect to a portion of the Restricted Shares. The Company may exercise its Right of Repurchase only during the Repurchase Period following the termination of the Purchaser’s Service. The Right of Repurchase may be exercised automatically under Subsection (d) below. If the Right of Repurchase is exercised, the Company shall pay the Purchaser an amount equal to the then current Fair Market Value for each of the Purchased Shares being repurchased.

(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to 1/36th of the Purchased Shares when the Purchaser completes each month of continuous Service after the Vesting Commencement Date. In addition, the following rules shall apply:

(i) If the Purchaser is subject to an Involuntary Termination, then the vested portion of the Restricted Shares shall be determined by adding 18 months to the Purchaser’s actual Service.

(ii) If the Company consummates an IPO or Change in Control before the Purchaser’s Service terminates, then at all times thereafter, the vested portion of the Restricted Shares shall be determined by adding 12 months to the Purchaser’s actual Service. In addition, if the Purchaser is subject to an Involuntary Termination immediately prior to, in connection with, or within 12 months after any such Change in Control, then the Right of Repurchase shall lapse with respect to all of the Purchased Shares.

(c) Escrow. Upon issuance, the certificate(s) for Purchased Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any additional or exchanged securities or other property described in Subsection (f) below shall immediately be delivered to the Company to be held in escrow. All ordinary cash dividends on Purchased Shares (or on other securities held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. Purchased Shares, together with any other assets held in escrow under this Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or the Right of First Refusal or (ii) released to the Purchaser upon his or her request to the extent that the Shares have ceased to be Restricted Shares (but not more frequently than once every six months). In any event, all Purchased Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Agreement, shall be released within 90 days after the earlier of (i) the termination of the Purchaser’s Service or (ii) the lapse of the Right of First Refusal.

(d) Exercise of Repurchase Right. The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares being repurchased as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 9 that it will not exercise its Right of Repurchase for some or all of the Restricted Shares. During the Repurchase Period, the Company shall pay to the holder of the Restricted Shares the purchase price determined under Subsection (a) above for the Restricted Shares being repurchased. Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Purchaser in the purchase of the Purchased Shares. The certificate(s) representing the Restricted Shares being repurchased shall be delivered to the Company properly endorsed for transfer.

(e) Termination of Rights as Stockholder. If the Right of Repurchase is exercised in accordance with this Section 2 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration). Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 2, whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Company’s successor.

(g) Transfer of Purchased Shares. The Purchaser shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company’s written consent, except as provided in the following sentence. The Purchaser may transfer Restricted Shares to one or more members of the Purchaser’s Immediate Family or to a trust established by the Purchaser for the benefit of the Purchaser and/or one or more members of the Purchaser’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Purchaser transfers any Restricted Shares, then this Agreement shall apply to the Transferee to the same extent as to the Purchaser.

(h) Assignment of Repurchase Right. The Board of Directors may freely assign the Company’s Right of Repurchase, in whole or in part. Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company’s rights and obligations under this Section 2.

(i) Part-Time Employment and Leaves of Absence. If the Purchaser commences working on a part-time basis, then the Company may adjust the vesting schedule set forth in Subsection (b) above in accordance with the Company’s part-time work policy or the terms of an agreement between the Purchaser and the Company pertaining to his or her part-time schedule. If the Purchaser goes on a leave of absence, then the Company may adjust the vesting schedule set forth in Subsection (b) above in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, Service shall be deemed to continue while the Purchaser is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless the Purchaser immediately returns to active work.

SECTION 3. RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. In the event that the Purchaser proposes to sell, pledge or otherwise transfer to a third party any Purchased Shares, or any interest in Purchased Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Purchased Shares. If the Purchaser desires to transfer Purchased Shares, the Purchaser shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Purchased Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, State or foreign securities laws. The Transfer Notice shall be signed both by the Purchaser and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Purchased Shares. The Company shall have the right to purchase all, and not less than all, of the Purchased Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after receiving the Transfer Notice, the Purchaser may, not later than 90 days after the Company received the Transfer Notice, conclude a transfer of the Purchased Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, State and foreign securities laws and not in violation of any other contractual restrictions to which the Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Purchaser, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Purchased Shares on the terms set forth in the Transfer Notice within 60 days after the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Purchased Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Purchased Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Purchased Shares subject to this Section 3 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Purchased Shares subject to this Section 3.

(d) Termination of Right of First Refusal. Any other provision of this Section 3 notwithstanding, in the event that the Stock is readily tradable on an established securities market when the Purchaser desires to transfer Purchased Shares, the Company shall have no Right of First Refusal, and the Purchaser shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Section 3 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the Purchaser’s Immediate Family or to a trust established by the Purchaser for the benefit of the Purchaser and/or one or more members of the Purchaser’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Purchaser transfers any Purchased Shares, either under this Subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as to the Purchaser.

(f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 3, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(g) Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 3.

SECTION 4. OTHER RESTRICTIONS ON TRANSFER.

(a) Purchaser Representations. In connection with the issuance and acquisition of Shares under this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

(i) The Purchaser is acquiring and will hold the Purchased Shares for investment for his or her account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(ii) The Purchaser understands that the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Purchased Shares.

(iii) The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations. The Purchaser acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv) The Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Purchased Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Purchased Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Purchased Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Purchased Shares under state securities law.

(v) The Purchaser has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to invest in the Purchased Shares, and the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Purchased Shares.

(vi) The Purchaser is aware that his or her investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Purchaser is able, without impairing his or her financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of his or her investment in the Purchased Shares.

(b) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Purchased Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Purchaser shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Purchased Shares without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Purchased Shares until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (c). This Subsection (c) shall not apply to Shares registered in the public offering under the Securities Act.

(d) Rights of the Company. The Company shall not be required to (i) transfer on its books any Purchased Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Purchased Shares have been transferred in contravention of this Agreement.

SECTION 5. SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 6. NO RETENTION RIGHTS.

Nothing in this Agreement shall confer upon the Purchaser any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser) or of the Purchaser, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 7. TAX ELECTION.

The acquisition of the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of purchase. The form for making the Code Section 83(b) election is attached to this Agreement as Exhibit I. The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Purchaser acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if the Purchaser requests the Company or its representatives to make this filing on his or her behalf.

SECTION 8. LEGENDS.

All certificates evidencing Purchased Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any state in connection with the issuance of the Purchased Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

SECTION 9. NOTICE.

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery or (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Purchaser at the address that he or she most recently provided to the Company in accordance with this Section 9.

SECTION 10. ENTIRE AGREEMENT.

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

SECTION 11. CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 12. DEFINITIONS.

(a) “Agreement” shall mean this Stock Purchase Agreement.

(b) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(c) “Cause” shall mean:

(i) The willful failure by the Purchaser to perform his lawful duties as provided in that certain Offer Letter from the Company dated as of June 22, 2009 (the “Offer Letter”), provided such willful failure remains uncured for a period of 30 days after written notice describing same is given to the Purchaser;

(ii) The conviction of any felony involving moral turpitude; or

(iii) Any commission of fraud or embezzlement involving the Company.

(d) “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the

Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and members of the Board of Directors.

(g) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(h) “Fair Market Value” shall mean the fair market value of a Share, as determined by an independent appraiser engaged by the Board of Directors. Such determination shall be conclusive and binding on all persons.

(i) “Good Reason” shall mean the occurrence of one or more of the following conditions, without the Purchaser’s consent and without remedy by the Company as described below:

(i) a material reduction in the Purchaser’s compensation, including but not limited to base salary and annual bonus opportunity other than reductions approved by the Board that are applicable to all senior executives of the Company;

(ii) a material reduction of the Purchaser’s authority, duties, title, or responsibilities or a material change in the Purchaser’s reporting structure;

(iii) a material change in the geographic location at which the Purchaser must perform services for the Company resulting in such location being in excess of fifty (50) miles from the Purchaser’s residence of 433 Clark Drive, San Mateo CA;

(iv) any other action or inaction by the Company that constitutes a material breach of the terms of the Offer Letter;

(v) the failure of any successor-in-interest to assume all of the material obligations of the Company under the Offer Letter or this Agreement; or

(vi) a reduction in the kind or level of the Purchaser’s benefits to which the Purchaser was entitled immediately prior to such reduction, other than reductions approved by the Board that are applicable to all senior executives of the Company.

(j) “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(k) “Involuntary Termination” means a termination of the Purchaser’s Service resulting from either (a) the Purchaser’s involuntary discharge by the Company for reasons other than Cause or (b) the Purchaser’s voluntary resignation for Good Reason.

(l) “IPO” shall mean a sale of shares of the Company’s common stock pursuant to an underwritten initial public offering registered with the Securities and Exchange Commission.

(m) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(n) “Purchased Shares” shall mean the Shares purchased by the Purchaser pursuant to this Agreement.

(o) “Purchase Price” shall mean the dollar value for which one Share may be purchased pursuant to this Agreement, as specified in Section 1(b).

(p) “Repurchase Period” shall mean a period of 90 consecutive days commencing on the date when the Purchaser’s Service terminates for any reason, including (without limitation) death or disability.

(q) “Restricted Share” shall mean a Purchased Share that is subject to the Right of Repurchase.

(r) “Right of First Refusal” shall mean the Company’s right of first refusal described in Section 3.

(s) “Right of Repurchase” shall mean the Company’s right of repurchase described in Section 2.

(t) “Securities Act” shall mean the Securities Act of 1933, as amended.

(u) “Service” shall mean service as an Employee, Consultant or member of the Board of Directors.

(v) “Share” shall mean one share of Stock.

(w) “Stock” shall mean the Common Stock of the Company, with a par value of $0.0001 per Share.

(x) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) “Transferee” shall mean any person to whom the Purchaser has directly or indirectly transferred any Purchased Share.

(z) “Transfer Notice” shall mean the notice of a proposed transfer of Purchased Shares described in Section 3.

(aa) “Vesting Commencement Date” shall mean the date that the Purchaser commenced performing Services for the Company.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PURCHASER:

Dixon Doll, Jr.

COMPANY:

VIOLIN MEMORY, INC.

By:
Name: Donpaul C. Stephens
Title: President

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